Exhibit (a)(2)(C)

RESTATED CERTIFICATE OF TRUST
OF
SYN-DECS TRUST I

        This Restated Certificate of Trust (the “Second Restated Certificate of Trust”) of SYN-DECS Trust I (the “Trust”), dated August 3, 2004, is being duly executed and filed by Donald J. Puglisi, as trustee, to restate the Restated Certificate of Trust, which was filed on March 17, 2003 (the “Restated Certificate of Trust”), which restated the Certificate of Trust, which was filed on October 3, 2002 (the “Certificate of Trust”), with the Secretary of State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

        The Restated Certificate of Trust is hereby restated in its entirety to read as follows:

    Name. The name of the statutory trust formed hereby is DECS Trust X.
    Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711. The name of the Trust’s registered agent at such address is Puglisi & Associates.
    Effective Date. This Second Restated Certificate of Trust shall be effective upon the date and time of filing.
    The Trust is to be registered under the Investment Company Act of 1940, as amended, prior to the issuance of beneficial interests in the Trust.

        IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Second Restated Certificate of Trust as of the date first above written.

/s/ Donald J. Puglisi Donald J. Puglisi, as Sole Trustee